UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 3, 2009

FREEPORT-McMoRan COPPER & GOLD INC.
(Exact name of registrant as specified in its charter)

Delaware	1-9916	74-2480931
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One North Central Avenue
Phoenix, Arizona	85004-4414
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (602) 366-8100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  Executive Compensation

On February 2, 2009, James R. Moffett, the Chairman of the Board, and Richard C. Adkerson, the President and Chief Executive Officer of Freeport-McMoRan Copper & Gold Inc. (FCX), informed the Corporate Personnel Committee of Board of Directors that they would not accept an annual cash incentive award for 2008 under the FCX 2005 Annual Incentive Plan.  The 2005 Annual Incentive Plan, which was approved by the company’s shareholders in 2005, provides for annual cash incentive awards based on operating cash flow.

In addition, awards to executives will no longer be made under the FCX Long-Term Performance Incentive Plan (LTPIP).  The LTPIP was adopted by the Board and approved by the company’s shareholders in 1999.  Under the LTPIP, select individuals have been awarded performance units, which are valued and paid out after a four-year performance period based on the cumulative earnings (or loss) per share during the performance period.  On February 2, 2009, Corporate Personnel Committee of the Board certified the financial results under the LTPIP.  After crediting the loss per share for 2008, the performance units that vested on December 31, 2008 had no value, and there were no longer any accrued balances remaining under outstanding performance units.  As a result, the Committee recommended that the Board of Directors terminate the plan.  On February 3, 2009, the FCX Board of Directors, following the recommendation of the Committee, approved the termination of the LTPIP.  As a result of the termination of the plan, no further performance units will be awarded and no further credits will be made to the performance unit accounts of outstanding performance units in connection with the annual earnings (or loss) per share for fiscal years 2009 and beyond.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREEPORT-McMoRan COPPER & GOLD INC.

By: /s/ C. Donald Whitmire, Jr.
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C. Donald Whitmire, Jr.
Vice President and Controller -
Financial Reporting
(authorized signatory and
Principal Accounting Officer)

Date:  February 5, 2009